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                                                                   EXHIBIT 10.19

                       PACKAGING & TEST SERVICES AGREEMENT

                                  BY AND AMONG

                             AMKOR TECHNOLOGY, INC.

                             AMKOR ELECTRONICS, INC.

                                 C.I.L. LIMITED

                                 ANAM USA, INC.

                                       AND

                            ANAM INDUSTRIAL CO., LTD.

                                 JANUARY 1, 1998
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                                TABLE OF CONTENTS

                                                                            Page

Article I                  Purpose                                             3

Article II                 Definitions                                         4

Article III                Marketing & Sales Services                          5

Article IV                 Purchase Commitments & Forecasts                    6

Article V                  Packaging Services                                  8

Article VI                 Specifications, Quality & Reliability               8

Article VII                Electronic Data & Information Exchange              9

Article VIII               Delivery & Risk of Loss                            10

Article IX                 Pricing & Invoicing                                10

Article X                  Packaging Services Warranty                        11

Article XI                 Intellectual Property Warranty & Indemnifications  12

Article XII                Intellectual Property Ownership & Licenses         13

Article XIII               Research & Development & Technology Ownership      15

Article XIV                Liability Limitations                              15

Article XV                 Term                                               15

Article XVI                Arbitration                                        16

Article XVII               Miscellaneous                                      17


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                      PACKAGING AND TEST SERVICES AGREEMENT

         This Packaging and Test Services Agreement ("Agreement") is made and entered into this 1st day of January 1998 ("Effective Date") by and among Amkor Technology, Inc., a corporation organized and existing under the laws of the state of Delaware, with offices located at 1345 Enterprise Drive, West Chester, Pennsylvania 19380; Amkor Electronics, Inc., a corporation organized and existing under the laws of the Commonwealth of Pennsylvania, with offices located at 1345 Enterprise Drive, West Chester, Pennsylvania 19380; C.I.L. Limited, a corporation organized and existing under the laws of the Cayman Islands, with offices located at CIBC Building, Edward Street, Grand Cayman, Cayman Islands; Anam USA, Inc., a corporation organized and existing under the laws of the Commonwealth of Pennsylvania, with offices located at 1345 Enterprise Drive, West Chester, Pennsylvania 19380; and, Anam Industrial Co., Ltd., a corporation organized and existing under the laws of the Republic of Korea, with offices located at 280-8 Sungsu 2-ga, Sungdong-ku, Seoul 133-120, Korea ("Parties").

                                    RECITALS

         WHEREAS, Amkor Technology, Inc. ("ATI") is the parent corporation of, among other legal entities, Amkor Electronics, Inc. ("Amkor") and C.I.L. Limited ("CIL"); and

         WHEREAS, Anam Industrial Co., Ltd. ("AICL"), a publicly traded Korean company, is engaged in the business, inter alia, of performing various semiconductor packaging and test services and desires to market said services to the semiconductor industry through Amkor and CIL; and

         WHEREAS, Amkor and CIL are engaged in the business of marketing subcontract packaging and test services to the semiconductor industry and desire to purchase such services from AICL; and

         WHEREAS, Anam USA, Inc. ("Anam USA"), a wholly-owned subsidiary of AICL, is a trading company that will establish financing arrangements for AICL, Amkor and CIL with respect to the services and transactions contemplated hereunder.

         NOW THEREFORE, in consideration for the mutual covenants and promises contained herein and in reliance thereon, the Parties hereby agree as follows:

1.       ARTICLE I - PURPOSE

         The Parties hereto have enjoyed a well-established and synergistic business relationship whereby Amkor and CIL and their respective Affiliates have established numerous relationships with semiconductor companies to provide integrated circuit packaging and test services. A substantial portion of these services has been performed by AICL, who, in turn, has relied on Amkor and CIL for their worldwide marketing and sales capabilities.

         The purpose of this Agreement is to establish a long-term arrangement between the Parties to provide Packaging Services to the semiconductor industry. The Parties believe that such a long-term relationship, under the terms and conditions of this Agreement, is necessary to assure their respective long-term profitability and growth and is in their respective best interests.


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2.       ARTICLE II - DEFINITIONS

         2.1 "Affiliate" of a Party shall mean an entity that is controlled by such Party or by an entity controlling such Party. For the purposes of the foregoing, "control" means ownership, directly or indirectly, of at least fifty percent (50%) of the voting stock of the controlled entity.

         2.2 "Bankruptcy Event" shall mean any of the following events or circumstances with respect to a Party: (i) such Party ceases conducting its business in the normal course; (ii) becomes insolvent or becomes unable to meet its obligations as they become due; (iii) make a general assignment for the benefit of its creditors; (iv) petitions, applies for, or suffers or permits with or without its consent the appointment of a custodian, receiver, trustee in bankruptcy or similar officer for all or any substantial part of its business or assets; or
                  (v) avails itself or becomes subject to any proceeding under the U.S. Bankruptcy Code or any similar state, federal or foreign, including Korean, statute relating to bankruptcy, insolvency, reorganization, receivership, arrangement, adjustment of debts, dissolution or liquidation, which proceeding is not dismissed within sixty (60) days of commencement thereof.

         2.3 "Customer" shall mean a third party with whom Amkor, CIL or AICL, as the case may be, enters into a contractual arrangement to provide Packaging Services.

         2.4 "Die" shall mean the semiconductor wafers and/or die supplied to AICL by Customers for the Packaging Services.

         2.5 "Direct Material Costs" shall mean direct material costs incurred in the performance of Packaging Services .

         2.6 "Customer Contract" shall mean a contract (including the Amkor or CIL Quotation) between Amkor or CIL, as the case may be, and a Customer to provide Packaging Services to such Customer.

         2.7 "Intellectual Property Rights" shall mean all rights in, to, or arising out of: (i) any U.S., international or foreign patent or any application therefor and any and all reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof; (ii) inventions (whether patentable or not in any country), invention disclosures, improvements, trade secrets, proprietary information, know-how, technology and technical data; (iii) copyrights, copyright registrations, mask works, mask work registrations, and applications therefor in the U.S. or any foreign country, and all other rights corresponding thereto throughout the world; and (iv) any other proprietary rights in or to Technology anywhere in the world.

         2.8 "Packaging Services" shall mean providing integrated circuit assembly, packaging and test services, or related services by AICL with respect to Customer Die .

         2.9 "Products" shall mean integrated circuits assembled and/or tested by AICL for Amkor, CIL or their respective Customers.


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         2.10     "Qualified Facilities" shall mean any of AICL's four (4)
                  Korean factories which are qualified to perform Packaging Services for Customer Products pursuant to Customer requirements, specifications and other similar criteria.

         2.11 "Quotation" shall mean the written quotation provided by Amkor or CIL to their Customers which contains the material terms of agreement for Packaging Services.

         2.12 "Technology" shall mean all technology, however embodied, including all know-how, show-how, techniques, processes, specifications, recipes, mask works, design rules, trade secrets, inventions (whether or not patented or patentable), algorithms, routines, software, net lists, files, databases, works of authorship, devices and hardware.

         2.13     "Term" shall mean the term of this Agreement as defined in
                  Section 15.1.

         2.14 "Total Device Revenue" shall mean all amounts billed to Customers by Amkor or CIL for Packaging Services including 1) base price, 2) material and process adders, 3) gold/silver adders, 4) fast track premiums, and 5) lot charges, but excluding packing/shipping materials (i.e., trays) and miscellaneous charges such as tooling and non-recurring engineering costs.

3.       ARTICLE III - MARKETING & SALES SERVICES

         3.1 Amkor will provide Packaging Services to Customers that principally are located in the United States. CIL will provide Packaging Services to Customers that principally are located outside of the United States excluding the Republic of Korea which will be serviced directly by AICL.

         3.2 Amkor and CIL, either directly or through their respective Affiliates, will enter into Customer Contracts for Packaging Services and, upon execution of same, will provide AICL with the material terms and conditions thereof.

         3.3 Amkor and CIL will use commercially reasonable efforts to enter into Customer Contracts so as to maximize the utilization of AICL's manufacturing capacity consistent with the respective interests of the Parties, their respective obligations under the Agreement, and the operational and business requirements of the manufacturing and packaging facilities of ATI's Affiliates. In furtherance of the foregoing, Amkor's and CIL's responsibilities to AICL will include using reasonable commercial efforts to:

                  3.3.1 actively and diligently market Packaging Services to potential and existing Customers;

                  3.3.2 provide timely Forecasts (as defined below in Section 4.1) to permit AICL to efficiently plan its capacity requirements; and

                  3.3.3 arrange through an Affiliate of ATI, Amkor-Anam, Inc., for the supply to AICL of all direct materials to enable AICL to package and test products in accordance with the relevant Customer Contract.


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         3.4      CIL will have the sole discretion to have Packaging Services performed by any of (Subject to the purchase commitment described in Article IV below, Amkor and i) the Affiliates of ATI, (ii) third parties, or (iii) AICL.

4.       ARTICLE IV - PURCHASE COMMITMENTS & FORECASTS

         4.1 Amkor and CIL shall have the right of first refusal with respect to substantially all of the utilization of AICL's capacity subject to the terms herein. In order to facilitate an orderly and equitable capacity reservation and allocation process, Amkor, CIL, and AICL agree that Amkor will coordinate the process for commitment and allocation of AICL's capacity among the Customers based on a mutually agreed upon set of rules for equitably reserving and allocating AICL's capacity (the "Commitment & Allocation Policy"). Amkor, CIL and AICL shall use commercially reasonable efforts to obtain each month from their Customers a six-month rolling forecast of such Customers' requirements ("Forecasts"). Updates to said Forecasts shall be communicated to Amkor as demand changes are received from the Customers.

         4.2 AICL will provide Amkor and CIL, on a monthly basis, a six-month rolling capacity plan ("Capacity Plan") by package, for packaging services, and by test platform, for test services. AICL will further provide a weekly notification to Amkor and CIL of any changes in delivery schedules or equipment ratings to the Capacity Plan since the last monthly report. In order to facilitate AICL's capacity planning and materials procurement services, Amkor and CIL will include with their Forecasts to AICL their assessment of these Forecasts. AICL will use the Customers' Forecasts and Amkor's and CIL's assessment of these Forecasts only as a guide of anticipated requirements, and such Forecasts and judgements will not constitute a commitment by either (i) AICL to Amkor or CIL, or (ii) by Amkor or CIL to AICL. Such Customer Forecasts will not constitute a commitment by the Customers to furnish Die for packaging or testing in amounts at least equal to their respective Forecasts.

         4.3 In addition to the Forecasts, Amkor, CIL and AICL will annually prepare a sales projection by month and by package for the upcoming fiscal year ("Annual Plan") in order to facilitate AICL's longer-range capacity and space planning. AICL will use the Annual Plan only as a guide to anticipated requirements and such projections will not constitute a commitment by either (i) AICL to Amkor or CIL, or (ii) by Amkor or CIL to AICL.

         4.4 Amkor and CIL will consult with AICL prior to making commitments to its Customers with respect to processing specifications or cycle time. AICL will be obligated to process all Die received from Amkor's and CIL's Customers in accordance with the processing and cycle time specifications agreed to by Amkor and CIL and their Customers and in accordance with the commitments of capacity made by Amkor and CIL to their Customers.

         4.5 Immediately upon receipt of each lot of Die from the Customers at either AICL's bonded warehouse in Korea or Amkor's shipping office in San Jose, California, AICL will provide an accurate, firm ship date for the completed packaged and/or


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                  tested Products. For bulk Die receipts (i.e., Die shipments from a given Customer for a given package that exceed the current week's processing commitment as made by either Amkor or CIL to the given Customer), AICL will immediately provide a planned ship date for the quantity of Die exceeding the current week's loading commitment. AICL shall commit that this planned ship date will be considered a "not later than" ship date by Amkor, CIL and the Customer.

         4.6 In the event that Customers of Amkor or CIL send Die that has not been Forecasted or committed to AICL ("Unforecasted Die") for Packaging Services, AICL will be obligated to perform the requested services within the agreed upon cycle time for those Customers, provided that AICL's capacity and raw materials inventory, at that point in time, on the line in question is sufficient to satisfy the cycle time commitments for the Die already awaiting production plus the Unforecasted Die, and also provided that Amkor or CIL has engaged such Customers' business as evidenced by a Customer Contract.

         4.7 In the event that the volume of Customer Die awaiting Packaging Services exceeds AICL's capacity or raw materials inventory to process that Die within the cycle times agreed upon with each Customer, Amkor shall manage AICL's capacity or raw materials inventory among Amkor's, CIL's and AICL's Customers in accordance with the Allocation Policy. For this purpose, a packaging or test line is deemed to be "on allocation" if the volume of Die in front of the line exceeds one week's capacity on that line. Likewise, a particular raw material component will be deemed to be "on allocation" if the volume of Die requiring that particular component plus the future loading commitments made that require that component exceeds the current inventory plus the anticipated deliveries of that component over the same time period.


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         4.9      Remediation for higher levels of capacity under-utilization that persist for extended periods can be comprehended in the quarterly contract price renegotiations between Amkor, CIL, and AICL pursuant to this Agreement should all Parties agree thereto. In the event that AICL adds capacity beyond the levels suggested by the Customer Forecasts, Amkor's and CIL's judgements of those Forecasts, and the Annual Plan, and such capacity becomes unutilized, such unutilized capacity will not be considered for possible remediation in the quarterly contract price renegotiations between Amkor, CIL, and AICL. Furthermore, in the event that persistently higher levels of under-utilization of capacity result from AICL's failure to procure sufficient supplies of raw materials, as suggested by the Customer


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                  Forecasts, such under-utilized capacity will likewise not be considered for possible remediation.

5.       ARTICLE V - PACKAGING SERVICES

         5.1 AICL will provide Packaging Services to Amkor and CIL, or on behalf of Amkor and CIL to their respective Customers. Such services will be in conformity with the obligations of Amkor and CIL to their respective Customers as set forth in the relevant Customer Contract and will otherwise permit Amkor and CIL to fulfill their respective Customer obligations.

         5.2 In furtherance of the foregoing, AICL shall, among other things, use its reasonable commercial efforts to:

                  5.2.1 maintain a coordinated tracking system capable of identifying the status of Customer materials and Die at any time;

                  5.2.2 participate with Amkor and CIL in compiling the Annual Plan (as defined under Section 4.3) based on annual demand as forecasted by Amkor and CIL and in accordance with a worldwide management accounting system to be prescribed by Amkor;

                  5.2.3 obtain, install and qualify required capacity commensurate with demand as forecasted in the Annual Plan, the six-month rolling Customer Forecasts (as defined under Section 4.2) or such other level of capacity as mutually agreed among Amkor, CIL and AICL;

                  5.2.4 provide purchasing and custodial services for Amkor and CIL regarding required direct materials and tooling for Customer Contracts; and

                  5.2.5 engage in the R&D activities in cooperation with Amkor, as set forth in Article XIII.

6.       ARTICLE VI - SPECIFICATIONS, QUALITY & RELIABILITY

         6.1 AICL shall manufacture and supply all Products to or on behalf of Amkor and CIL in accordance with the specifications provided to AICL by Amkor, CIL or their respective Customers.

         6.2 Amkor and CIL reserve the right to modify the specifications as may be required by technological enhancements, cost considerations, market conditions, or other similar factors. Any such modifications shall be submitted to AICL who shall take immediate actions to incorporate such changes in the applicable Products as soon as reasonably possible.

         6.3 AICL will be responsible for meeting and maintaining quality and reliability standards as reasonably specified by the Customer Contracts.

         6.4      AICL will perform Packaging Services only at Qualified
                  Facilities.


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         6.5      AICL will not implement Product changes and/or changes in
                  Product materials which may directly or indirectly impact compliance with the Customer's specifications, unless such changes have been approved by Amkor or CIL, as the case may be.

7.       ARTICLE VII - ELECTRONIC DATA & INFORMATION EXCHANGE

         7.1 For purposes of satisfying Customer requirements and optimizing the flow of business communications, Amkor, CIL, AICL, and Customers will work jointly to effect the electronic exchange of certain data and information as described below.

                  7.1.1 AICL will provide information from its internal computer systems to Amkor and CIL, as agreed to by Amkor, CIL, and AICL, to support Amkor's and CIL's needs to perform certain functions including, but not limited to, billing, lot tracking, product costing, capacity commitments, order promising, annual and long range planning, material planning, material procurement and control, and quality tracking and reporting.

                  7.1.2 Amkor and CIL will likewise provide information from their internal computer systems to AICL to support AICL's needs in certain areas including, but not limited to, capacity planning, material procurement services, and production scheduling.

                  7.1.3 Amkor, CIL, and AICL will work jointly to establish and maintain an effectively linked electronic mail system, communications network, data exchange network, electronic document management and control system, and workflow systems.

                  7.1.4 AICL will establish and maintain a FTP (File Transfer Protocol) site and capability for the purpose of receiving engineering, production, and other such documents electronically from Amkor's and CIL's Customers, and as a means for staging data required by certain Customers.

                  7.1.5 AICL will provide Amkor's and CIL's Customers with reports or other information directly, from time to time, as deemed necessary by Amkor and CIL, or their respective Customers, and in compliance with the formats, means, and definitions prescribed by such Customers.

                  7.1.6 When communicating information to Amkor and CIL or their Customers, AICL will utilize definitions in terms, data fields, and measurements as prescribed by Amkor and CIL, or by Amkor's and CIL's Customers, as the case may be.

                  7.1.7 AICL will provide Amkor and CIL with any necessary information or assistance in meeting any Customers' information exchange requirements that may directly or indirectly affect AICL.


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         7.2      Amkor, CIL, and AICL agree to notify and gain approval from the other Parties should such Party desire to implement any changes or upgrades to the foregoing systems and networks that could potentially have an impact on the other Parties. The data and information contemplated above shall be subject to the confidentiality agreement pursuant to Section 17.1 hereof.

8.       ARTICLE VIII - DELIVERY & RISK OF LOSS

         8.1 Amkor and CIL shall be responsible for ensuring the delivery of Customer Die or wafers to AICL. All return shipments of Products by AICL shall be made in accordance with the terms specified in the applicable Customer Contract.

         8.2 All Products shall be shipped in secure containers with applicable labels identifying, as required, any Customer specific Product numbering or lot number. Each shipment shall also contain the agreed upon processing documentation such as commercial invoices or bills of lading.

         8.3 AICL shall be responsible for the safe storage and handling of Customer Die or wafers while in its possession. The liability of AICL in regard to any damage or loss to said Die or wafers while in its possession shall be determined in accordance with the applicable Customer Contract, and AICL shall indemnify Amkor or CIL to the extent of their liability under said Contract.

9.       ARTICLE IX - PRICING & INVOICING

         9.1 Subject to any existing AICL agreements with third Partes, Amkor and CIL will set independently the price at which they provide Packaging Services to Customers in accordance with the provisions of this Article IX.

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                   [*]

10.      ARTICLE X - PACKAGING SERVICES WARRANTY

         10.1     Warranty

                  AICL warrants, at a minimum, that its Packaging Services and Products (excluding Customer supplied Die and wafers) shall be in conformance with the specifications provided by Amkor, CIL or their respective Customers and will be free from defects in workmanship and materials. In addition, AICL shall adhere to those warranties specified in any Customer Contracts, provided that copies of said warranties were made available to AICL prior to the performance of Packaging Services under such Customer Contracts.

         10.2     Remedy

                  Upon breach of any of the warranties made or referred to in
                  Section 10.1 above, AICL, at the sole option of Amkor or CIL, shall either rework any nonconforming Product or issue a credit for the amount of the associated Packaging Services. Subject to Section 10.3 and Article XIV, AICL will indemnify, defend, and hold harmless Amkor and CIL against all warranty claims, settlement costs or damages arising out of AICL's failure to comply with


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                  any warranties provided by Amkor or CIL under their respective
                  Customer Contracts.

         10.3     Limitation

                  THE WARRANTIES SET FORTH IN THIS AGREEMENT ARE IN LIEU OF ALL OTHER WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, WARRANTIES AS TO MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. IN NO EVENT WILL ANY PARTY BE LIABLE OR RESPONSIBLE FOR ANY CONSEQUENTIAL, INDIRECT, INCIDENTAL, PUNITIVE OR SPECIAL DAMAGES ARISING OUT OF OR RESULTING FROM THE PERFORMANCE OF ANY OBLIGATIONS HEREUNDER.

11.      ARTICLE XI - INTELLECTUAL PROPERTY WARRANTY & INDEMNIFICATIONS




                  [*]




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12.      ARTICLE XII - INTELLECTUAL PROPERTY OWNERSHIP AND LICENSES

         12.1     Intellectual Property Ownership

                  12.1.1 Except as set forth herein, this Agreement shall not affect a Party's Intellectual Property Rights existing prior to the Effective Date.

                  12.1.2 Each Party shall own all Intellectual Property Rights in Technology created or invented by such Party's employees, as determined in accordance with principles of United States law.

                  12.1.3 Any Technology created or invented by the employees of more than one Party, and all Intellectual Property Rights therein, will be jointly owned by the Parties that are the employers of such employees, as determined in accordance with principles of United States law. Such joint ownership will be without the duty to account. Such Parties shall cooperate in the enforcement of such jointly-owned Intellectual Property Rights against third-party infringers.

         12.2     Licenses

                  12.2.1 Amkor and CIL hereby grant to AICL and its Affiliates a non-exclusive, non-sublicensable, perpetual, worldwide, irrevocable license under all Intellectual Property Rights that Amkor, CIL or any of their Affiliates now or during the Term may hold or acquire, and which they are free to license to third parties without payment of any kind to (i) provide Packaging Services, (ii) manufacture, use, sell and import Products, and (iii) perform AICL's related activities. Amkor, CIL and their Affiliates shall disclose promptly to AICL any Technology to which AICL would reasonably desire access in connection with the performance of its obligations under this Agreement, the provision of Packaging Services, or the operation of its Packaging Services business.

                  12.2.2 AICL, on behalf of itself and its Affiliates, hereby grants to Amkor, CIL and their Affiliates a non-exclusive, fully sublicensable, perpetual, worldwide, irrevocable license under all Intellectual Property Rights that AICL or its Affiliates now or during the Term may hold or acquire, and which they are free to license to third parties without payment of any kind to (i) provide Packaging Services, (ii) have manufactured, use, sell and import Products, and
                           (iii) otherwise conduct activities related to the Packaging Services. AICL shall disclose promptly to Amkor, CIL and their Affiliates any Technology to which Amkor and CIL would reasonably desire access in order for Amkor, CIL and their Affiliates to operate their Packaging Service businesses.

         12.3     Intellectual Property Protection

                  12.3.1 The Parties shall cooperate to obtain patents, copyright and mask work registrations, and other intellectual property protection with respect to any Technology developed by any of them related to Packaging Services or resulting from any joint development hereunder. In the case of


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                           jointly-owned Intellectual Property Rights, the
                           Parties shall equitably allocate the costs of obtaining patent, copyright, mask work and other protection for such Intellectual Property Rights among themselves.

                  12.3.2 Notwithstanding the foregoing, each Party shall have the right to file patent applications or copyright or mask work registrations on any inventions made by, or works authored by, its employees. Any patents or registrations issuing from such applications shall be exclusively owned by the Party that made such application.

         12.4     Third Party Licenses

                  In the event that a Party intends to license Technology from a third party, it will endeavor to obtain a license on equal terms for any of the other Parties and their Affiliates to the extent that such other Parties and Affiliates would benefit from such a license.

         12.5     Enforcement of Intellectual Property

                  12.5.1 If a Party becomes aware that a third party is infringing such Party's or any other Party's Intellectual Property Rights, such Party shall promptly notify the relevant other Parties thereof.

                  12.5.2 Where such Intellectual Property Rights are owned by only one Party, such Party shall have the sole right to determine whether or not to bring infringement or unfair competition or related proceedings in connection with any such infringement.

                  12.5.3 If such infringed Intellectual Property Rights are owned by more than one Party, then within thirty (30) days of receipt of such notice or otherwise becoming aware of such infringement, such Parties shall determine which of them, if any, shall bring an infringement or unfair competition or related proceedings in connection with such infringement. In any event, all such parties shall cooperate in the bringing of such action and, where required, join such action. Any amount awarded with respect to any proceeding shall be payable entirely to the Party or Parties bringing such proceeding, unless otherwise agreed by the Parties. Any disputes as to which Party has the right to prosecute such proceeding, or as to allocation of proceeds from such proceeding, shall be settled by arbitration as provided in Article 16.

         12.6     Use of AICL Trademarks

                  AICL hereby grants to Amkor and CIL and their respective Affiliates the right to use AICL's and Anam USA's respective corporate names, trademarks and service marks ("AICL Trademarks") in connection with the promotion of AICL's Packaging Services and otherwise in connection with Amkor's and CIL's Packaging Service operations. Amkor and CIL and their respective Affiliates shall observe all instructions and directions provided to them by AICL or Anam USA regarding the use of the AICL Trademarks. Amkor and CIL and


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                  their respective Affiliates shall not use the AICL Trademarks in a manner that detracts from the goodwill associated with such AICL Trademarks.

13.      ARTICLE XIII - RESEARCH & DEVELOPMENT

         13.1     Joint R&D Committee

                  Amkor, CIL and their Affiliates and AICL shall establish a committee ("R&D Committee") to coordinate their respective research and development activities and any joint research and development projects. Amkor and AICL shall designate two (2) individuals to serve on the R&D Committee. Such R&D Committee shall meet from time to time during the Term, as it shall in its discretion determine.

         13.2     Coordination

                  13.2.1 Amkor, CIL and their Affiliates and AICL shall collaborate in and coordinate their respective research and development activities, as well as those of their respective Affiliates, so as to foster the development of new and improved technologies related to Packaging Services.

                  13.2.2 Unless otherwise agreed or determined by the R&D Committee, (i) Amkor, CIL and their Affiliates will have primary responsibility for developing new and advanced packaging designs and technologies; and (ii) AICL and its Affiliates will have primary responsibility for developing new and advanced technologies for packaging and test processes, methods and systems.

         13.3     Funding

                  Unless specifically agreed in writing to the contrary, Amkor, CIL and their Affiliates and AICL will fund their own (and their respective Affiliates') research and development efforts.

14.      ARTICLE XIV - LIABILITY LIMITATIONS

         14.1     Exclusion of Damages

                  EXCEPT AS PROVIDED IN ARTICLE 11, IN NO EVENT SHALL ANY PARTY BE LIABLE TO ANY OTHER PARTY HEREUNDER FOR ANY INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, WHETHER BASED ON BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), PRODUCT LIABILITY, OR OTHERWISE, AND WHETHER OR NOT THE PARTY AGAINST WHOM LIABILITY IS SOUGHT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.

15.      ARTICLE XV - TERM

         15.1 The Agreement will have an initial term of five (5) years, commencing on the Effective Date, and thereafter may be terminated by any Party upon five (5)


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                  years' prior written notice at any time after the fifth (5th)
                  anniversary of the Effective Date.

         15.2 In addition, the Agreement will be terminable with respect to a Party in the event of a material breach of such Party which is not cured within thirty (30) calendar days from receipt of a notice of such breach by any non-breaching Party.

         15.3 Any Party may terminate this Agreement upon one hundred eighty days' written notice to the other Parties if a Bankruptcy Event occurs with respect to another Party that is not an Affiliate of the terminating Party.

         15.4 In the event of termination, the Parties shall mutually determine the most reasonable disposition of any work-in-progress and other Packaging Services so as to best fulfill the requirements of the Customer Contracts.

16.      ARTICLE XVI - ARBITRATION

         16.1     Arbitration of Disputes

                  16.1.1 Any controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance or breach of this Agreement, including any claim based on contract, tort or statute, shall be settled, at the request of any Party, by arbitration conducted in Santa Clara, California, or such other location upon which the Parties may mutually agree, before and in accordance with the then-existing Rules of Commercial Arbitration of the American Arbitration Association ("AAA"), and judgment upon any award rendered by the arbitrator may be entered by any state or federal court having jurisdiction thereof.

                  16.1.2 The Parties hereby consent to the jurisdiction of an arbitration panel and of the courts located in, and venue in, Philadelphia, Pennsylvania, with respect to any dispute arising under this Agreement.

                  16.1.3 Any controversy concerning whether a dispute is an arbitrable dispute hereunder shall be determined by one or more arbitrators selected in accordance with
                           Section 16.3.

                  16.1.4 The Parties intend that this agreement to arbitrate be valid, specifically enforceable and irrevocable.

         16.2     Initiation of Arbitration

                  A Party may initiate arbitration hereunder by filing a written demand for arbitration with each other Party to the dispute in accordance with Section 17.10 and with the AAA. Arbitration hereunder shall be conducted on a timely, expedited basis.


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         16.3     Selection of Arbitrator

                  Any arbitration shall be held before a single arbitrator, who shall be selected in accordance with the procedures of the AAA, and shall be a member of the Large Complex Case Panel with significant intellectual property (patent and copyright) law and semiconductor manufacturing experience. If the Parties are unable to agree on a single arbitrator, then each of AICL and Amkor shall select an arbitrator and such arbitrators shall select a third arbitrator. Such arbitration shall then be held before such three (3) arbitrators.

         16.4     Awards

                  The arbitrator(s) may, in its discretion award to the prevailing Party in an arbitration proceeding commenced hereunder, and the court shall include in its judgment for the prevailing Party in any claim arising hereunder, the prevailing Party's costs and expenses (including expert witness expenses and reasonable attorneys' fees) of investigating, preparing and presenting such arbitration claim or cause of action.

17.      ARTICLE XVII - MISCELLANEOUS

         17.1     Confidentiality

                  The Parties will enter into appropriate non-disclosure agreements respecting the treatment of their respective confidential technical and business information and confidential information disclosed to any of them by third Parties. AICL acknowledges that this Agreement may be required to be filed or provided as supplemental information to the U.S. Securities and Exchange Commission. In the event of any such filing or provision, ATI and its Affiliates agree to use reasonable efforts to seek confidential treatment for portions of such documents that ATI and its Affiliates conclude in their discretion are appropriate subjects for such treatment.

         17.2     Audits

                  AICL will permit Customers to visit the Qualified Facilities and to conduct audits of AICL in accordance with industry norms and the terms and conditions specified in the Customer Contracts.

         17.3     Assignability

                  AICL will not be permitted to assign, directly or indirectly, any of its obligations or duties under the Agreement, without the consent of the other Parties hereto. This Agreement shall be binding on, and inure to the benefit of, all successors and assignees of the Parties.

         17.4     Integration

                  This Agreement will supersede all contracts and agreements currently existing between the Parties with respect to the terms hereof. In the event of any


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                  inconsistency between this Agreement and any existing
                  agreement or contract between the Parties, the terms of this Agreement shall prevail.

         17.5     Force Majeure

                  No Party shall be liable for delay in performance or failure to perform, in whole or in part, due to labor dispute, strike, war or act of war, insurrection, riot, civil unrest, act of public enemy, fire, flood, or other acts of God, or the acts of any governmental authority, or other causes beyond the control of such Party. The Party experiencing such cause or delay shall immediately notify the other Parties of the circumstances which may prevent or significantly delay its performance hereunder, and shall use its best efforts to alleviate the effects of such cause or delay.

         17.6     Export Laws

                  This Agreement is subject to all applicable United States laws and regulations relating to exports and to all administrative acts of the U.S. Government pursuant to such laws and regulations. No Party shall export or re-export, directly or indirectly, any technical data or semiconductor materials in violation of the aforementioned export laws.

         17.7     Survival

                  The rights and obligations of those sections which by their nature survive, including, but not limited to Articles , VIII, X, XI, XII, XIII and XIV of this Agreement, shall survive and continue after any expiration or termination of this Agreement and shall bind the Parties and their legal representatives, successors and assigns.

         17.8     Entire Agreement

                  This Agreement supersedes all prior and contemporaneous agreements and representations made with respect to the same subject matter and contains the entire agreement between the Parties with respect to the subject matter hereof and shall not be modified except by an instrument in writing signed by duly authorized representatives of each Party.

         17.9     Governing Law

                  This Agreement and all questions relating to its validity, interpretation, and enforcement shall be governed by and construed, interpreted, and enforced in accordance with the laws of the State of California without regard to that state's choice of laws. The UN Convention on the International Sale of Goods shall not apply to this Agreement, or any transactions contemplated hereby or thereby.

         17.10    Notices

                  All notices, requests, demands, waivers, and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly


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                  given: (i) when delivered by hand or confirmed facsimile
                  transmission; (ii) one (1) day after delivery by receipted overnight delivery; or (iii) four (4) days after being mailed by certified or registered mail, return receipt requested, with postage prepaid to the appropriate address set forth at the beginning of this Agreement or to such other person or address as any Party shall furnish to the other Parties in writing pursuant to the above.

         17.11    Counterparts

                  This Agreement may be executed in counterparts which taken together shall constitute one and the same document.

INTENDING TO BE LEGALLY BOUND, the Parties hereto have caused this Agreement to be executed as of the date first above written.

AMKOR TECHNOLOGY, INC.                  ANAM INDUSTRIAL CO., LTD.

By:    /s/ Frank J. Marcucci            By:     /s/ In Kil Hwang
      ---------------------------              ---------------------------
Name:    Frank J. Marcucci              Name:    In Kil Hwang
      ---------------------------              ---------------------------
Title:   CFO & Secretary                Title:   President
      ---------------------------              ---------------------------

AMKOR ELECTRONICS, INC.                 C.I.L. LIMITED

By:    /s/ Frank J. Marcucci            By:     /s/ Richard McMillan
      ---------------------------              ---------------------------
Name:    Frank J. Marcucci              Name:    Richard McMillan
      ---------------------------              ---------------------------
Title:   Executive Vice President       Title:
      ---------------------------              ---------------------------

ANAM USA, INC.

By:    /s/ Hong Taek Chung
      ---------------------------
Name:    Hong Taek Chung
      ---------------------------
Title:   President
      ---------------------------


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